Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 22, 2011, with respect to the consolidated financial statements of Temple-Inland Inc. and subsidiaries included in this Registration Statement No. 333-157573 on Form S-3 and Registration Statements No. 333-61335, 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-145459, 333-154522, 333-154523, 333-159336, and 333-164230 on Form S-8, the Form 8-K of International Paper Company dated November 8, 2011 and related Prospectus of International Paper Company for the registration of notes.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

 Austin, Texas

 November 8, 2011